Exhibit 99.1(5)


                             Proposed Form of Policy


               INSURED             (1)

               POLICY NUMBER       (3)

               POLICY TYPE         OVERTURE I





Flexible Premium Variable Life Insurance Policy. Cash value, if any, less any outstanding policy debt, payable at maturity. Death benefit proceeds payable at death of Insured prior to maturity date. Flexible premiums payable during lifetime of Insured until maturity date (age 95). Some benefits reflect investment results. Non-participating.

THIS POLICY'S CASH VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT(OR BOTH) MAY VARY UNDER THE CONDITIONS DESCRIBED IN SECTIONS 7 AND 10.

Ameritas Variable Life Insurance Company agrees to pay the death benefit proceeds of this policy to the Beneficiary on receipt of due proof of death of the Insured while this policy is in force.



    [GRAPHIC OMITTED]                         [GRAPHIC OMITTED]
Omitted graphic is copy of                 Omitted graphic is copy of
signature of Kenneth C. Louis.             signature of Norman M. Krivosha

        President                                 Secretary



                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

You are urged to read this policy carefully. If, after examination, you are dissatisfied with it for any reason, you may return it to the selling agent or to Ameritas Variable Life In surance Company at Lincoln, Nebraska, for a refund within (1) ten days from the date of delivery of the policy, (2) ten days after mailing or delivery of a cancellation notice, or (3) forty-five days after Part I of the application is signed, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Separate Account adjusted by investment gains and losses. Otherwise, the amount of the refund will equal the gross premiums paid.

Please read and carefully check the copy of the application attached to this policy. This application is a part of your policy, and this policy was issued on the basis that the answers to all questions and the information shown on this application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, or if any past medical history has been omitted, please notify Ameritas Variable Life Insurance Company of Lincoln, Nebraska, within ten days from the date of delivery of the policy to you.

                                                                   COMPANY LOGO
                                                                A STOCK COMPANY

                                 POLICY SCHEDULE




Insured:  John D Specimen                             Policy Number: 2109002704

Initial Specified                                     Issue Age - Sex: 35 Male
Amount of Insurance:  $100,000

Owner:  John D Specimen                               Policy Date: July 14, 1994


Flexible Premium Variable Life
  Death Benefit Option A

Underwriting Class

The insured was a Nonsmoker when this policy was issued. The underwriting class is Standard.

Maturity Date      July 14, 2054*



                             SCHEDULE OF BENEFITS


                          Specified Amount         Minimum First         Maturity or
Benefit                    of Insurance            Year Premium        Expiration Date
-------                   ----------------        ---------------     -----------------
Flexible Premium Variable     $100,000              $14,419.00           July 14, 2054
Life Form 4001**



* NOTE: It is possible that coverage may not continue to the maturity date (age 95) if premium payments are not sufficient. Even if coverage continues to the maturity date, there may, in fact, be little or no cash value to be paid.

** Form number corresponds to the form number in the lower left hand corner of each benefit description.

                      LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Variable Life Insurance Company (AVLIC) Separate Account V invests in a specific portfolio of the following funds:

                   Fidelity Variable Insurance Products Fund
                 Fidelity Variable Insurance Products Fund II
                   (collectively referred to as "Fidelity")
                         Alger American Fund ("Alger")
                     MFS Variable Insurance Trust ("MFS")


                  FUND PORTFOLIO AND CORRESPONDING SUBACCOUNT

                     Fidelity   Money Market
                                Growth
                                High Income
                                Equity Income
                                Overseas
                                Asset Manager
                                Investment Grade Bond
                                Asset Manager Growth
                                Index 500
                                Contrafund
                     Alger      Small Cap
                                Income and Growth
                                Growth
                                Balanced
                                Mid-Cap Growth
                                Leveraged AllCap
                     MFS        Emerging Growth
                                Utilities
                                World Governments

          Premiums may also be allocated to the AVLIC Fixed Account.

                      INITIAL ALLOCATION OF NET PREMIUMS

         Fidelity       Money Market Subaccount                100%
                        Growth Subaccount                        0%
                        High Income Subaccount                   0%
                        Equity Income Subaccount                 0%
                        Overseas Subaccount                      0%
                        Asset Manager Subaccount                 0%
                        Investment Grade Bond Subaccount         0%
                        Asset Manager Growth Subaccount          0%
                        Index 500 Subaccount                     0%
                        Contrafund Subaccount                    0%
          Alger         Small Cap Subaccount                     0%
                        Income and Growth Subaccount             0%
                        Growth Subaccount                        0%
                        Balanced Subaccount                      0%
                        Mid-Cap Growth Subaccount                0%
                        Leveraged AllCap Subaccount              0%
          MFS           Emerging Growth Subaccount               0%
                        Utilities Subaccount                     0%
                        World Governments Subaccount             0%

                            AVLIC Fixed Account                  0%


                  SCHEDULE OF MAXIMUM CASH SURRENDER CHARGES



  Policy Year                Percent of Premium          Maximum Dollar Amount
   Beginning                    Paid in the             Per $1000 of Specified
     July 14                 First Policy Year            Amount of Insurance
 ---------------           ---------------------      --------------------------
     1994                           11.5                        60.00
     1995                           10.5                        56.75
     1996                            9.5                        53.50
     1997                            8.5                        50.25
     1998                            7.0                        47.00
     1999                            5.0                        43.75
     2000                            2.0                        40.50
     2001                            0.0                         0.00



                         SCHEDULE OF TRANSACTION CHARGES


Transfer Charge             $10.00 per transfer as of the 10th transfer per year

Maximum Partial             $50.00 per partial withdrawal or 2% of the amount
Withdrawal Charge           withdrawn, whichever is less




                           SCHEDULE OF PREMIUM CHARGES

On premiums paid after the first year, a 2 1/2% charge will be assessed.

                            SCHEDULE OF CHARGES IN
                     THE MONTHLY DEDUCTION FROM CASH VALUE

Insured:  John D Specimen                             Policy Number: 2109002704

Issue Age - Sex:  35 Male                             Policy Date: July 14, 1994


The monthly cost of insurance will be deducted each month. The cost of insurance is based on the Schedule of Guaranteed Annual Cost of Insurance Rates which follows.


            SCHEDULE OF GUARANTEED ANNUAL COST OF INSURANCE RATES*

  Policy Year        Rate Per $1,000       Policy Year       Rate Per $1,000
   Beginning            Of Amount           Beginning           Of Amount
    July 14              At Risk             July 14             At Risk
---------------     -----------------    ---------------   -------------------
    1994                  $1.69               2027                $28.50
    1995                  $1.77               2028                $31.38
    1996                  $1.88               2029                $34.63
    1997                  $2.00               2030                $38.31
    1998                  $2.14               2031                $42.56
    1999                  $2.29               2032                $47.44
    2000                  $2.47               2033                $52.92
    2001                  $2.65               2034                $58.80
    2002                  $2.86               2035                $65.06
    2003                  $3.07               2036                $71.64
    2004                  $3.32               2037                $78.47
    2005                  $3.59               2038                $85.72
    2006                  $3.88               2039                $93.67
    2007                  $4.19               2040               $102.52
    2008                  $4.54               2041               $112.52
    2009                  $4.91               2042               $123.79
    2010                  $5.35               2043               $136.11
    2011                  $5.86               2044               $149.20
    2012                  $6.43               2045               $162.80
    2013                  $7.09               2046               $176.79
    2014                  $7.82               2047               $190.89
    2015                  $8.63               2048               $205.29
    2016                  $9.49               2049               $220.19
    2017                 $10.42               2050               $235.84
    2018                 $11.47               2051               $252.75
    2019                 $12.64               2052               $271.63
    2020                 $13.94               2053               $295.65
    2021                 $15.42
    2022                 $17.11
    2023                 $19.02
    2024                 $21.13
    2025                 $23.40
    2026                 $25.86



* The cost of insurance rates shown have been adjusted if this policy was issued with a tabular and/or flat rating as shown on the schedule page. See Section 5. Cash Value for further information about how the cost of insurance charge is deducted.

                              TABLE OF CONTENTS

                                SCHEDULE PAGES

                                 INTRODUCTION


                 SECTION  1.  GENERAL PROVISIONS
                          1.1 Terms Used in the Policy
                          1.2 Dates Used in the Policy
                          1.3 The Policy and its Parts
                          1.4 Non-Participating
                          1.5 Representations and Contestability
                          1.6 Misstatement of Age, Sex, or Smoking Habits
                          1.7 Suicide
                          1.8 When This Policy Terminates
                          1.9 Annual Report

                 SECTION  2.  THE OWNER AND THE BENEFICIARY
                          2.1 The Owner
                          2.2 The Beneficiary
                          2.3 Changing the Beneficiary
                          2.4 Assigning the Policy

                 SECTION  3.  PREMIUM PAYMENTS
                          3.1 Minimum First Year Premium
                          3.2 Planned Periodic Premiums
                          3.3 Reminder Notices
                          3.4 Unscheduled Premiums
                          3.5 Premium Limits
                          3.6 Where to Pay Premiums
                          3.7 Net Premium
                          3.8 Allocation of Net Premiums

                 SECTION  4.  SEPARATE ACCOUNT
                          4.1 The Account
                          4.2 The Subaccounts
                          4.3 Valuation of Assets
                          4.4 Transfer Among Subaccounts
                          4.5 The Funds
                          4.6 Portfolio Changes

                 SECTION  5.  CASH VALUE, MONTHLY DEDUCTIONS
                          5.1 How Cash Value is Determined
                          5.2 Subaccount Unit Value

                          5.3 Cash Surrender Charge
                          5.4 Monthly Deduction
                          5.5 Cost of Insurance
                          5.6 Cost of Insurance Rate

                 SECTION  6.  GRACE PERIOD AND REINSTATEMENT
                          6.1 Grace Period
                          6.2 Continuation of Insurance
                          6.3 Reinstating the Policy

                 SECTION  7.  DEATH BENEFIT
                          7.1 Death Benefit Proceeds
                          7.2 Interest on Proceeds
                          7.3 Death Benefit
                          7.4 Postponement of Payment

                 SECTION  8.  POLICY SURRENDER AND PARTIAL
                              WITHDRAWAL
                          8.1 Surrender of the Policy
                          8.2 Cash Surrender Value
                          8.3 Partial Withdrawal
                          8.4 Postponement of Payments

                 SECTION  9.  LOAN BENEFITS
                          9.1 Making a Policy Loan
                          9.2 Interest
                          9.3 Other Borrowing Rules
                          9.4 Repaying a Policy Debt

                 SECTION 10.  POLICY CHANGES AND EXCHANGE
                              OF POLICY
                         10.1 Change in Death Benefit Options
                         10.2 Change in the Specified Amount
                         10.3 Time Period for Exchange
                         10.4 Effective Date

                 SECTION 11.  PAYMENT OPTIONS
                         11.1 Payment Option Rules
                         11.2 Description of Options

                 SECTION 12.  NOTES ON OUR COMPUTATIONS
                         12.1 Basis of Computation
                         12.2 Methods of Computing Values

                                  INTRODUCTION

This is a flexible premium variable life insurance policy. The minimum first year premium payment is due on or before the date the policy is delivered. Subsequent premiums may be paid at any time while this policy is in force before the maturity date. In return for these premiums and the insurance application, we provide certain benefits.

The policy provides death benefits proceeds. Proceeds can be paid in a lump sum or under an optional payment plan.

During the Insured's life, the policy has a cash value. The cash value, less any outstanding policy debt, is in the Separate Account which is described in
Section 4. This cash value is the basis for certain benefits you can use either before the Insured's death, or at maturity.

Refer to the Table of Contents for the location of specific information about this policy.


                          SECTION 1. GENERAL PROVISION

1.1 TERMS USED IN THE POLICY

"We", "Us" and "Our" refer to Ameritas Variable
Life Insurance Company.

"Home Office" means our administrative office at 5900 "O" Street, Lincoln, Nebraska 68510.

"You" and "Your" refer to the owner of this policy. The Insured is the person whose life this policy insures. The Insured may or may not be the owner.

"SEC" means the Securities and Exchange Commission.

1.2 DATES USED IN THE POLICY

The basic policy goes into effect on the policy date. Policy anniversary dates, policy months and policy years are measured from this date. The policy date is also used to figure the start of the suicide and contestability periods which are described below. The date upon which a new policy month begins is called the monthly activity date. A change in coverage will go into effect on the monthly activity date after the date we approve the supplemental application.

The maturity date is the date we pay any cash value, less outstanding policy debt, if the Insured is living. This date is shown in the schedule pages.

The issue date is the date that all financial and contractual arrangements have been completed and processed. The issue date will be shown in the confirmation notice. The valuation date is as of the close of trading of the New York Stock Exchange on each day on which the Exchange is open for trading.

1.3 THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment in advance of the minimum first year premium shown in the schedule pages. The policy, application, any supplement applications, riders, endorsements, and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by one of our officers. No agent may change this policy or waive any of its provisions.

1.4 NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.

1.5 REPRESENTATIONS AND CONTESTABILITY

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties.

We can contest this policy for any material misrepresentation of fact. The misrepresentation must have been made in the application attached to the policy when issued or in a supplemental application made a part of the policy upon reinstatement.

We cannot contest this policy after it has been in force during the Insured's life for two years from the policy date. Any reinstatement will be contestable, within the two year period, only with regard to statements made in the supplemental application. This provision does not apply to riders that provide disability or accidental death benefits.

1.6 MISSTATEMENT OF AGE, SEX, OR SMOKING HABITS

If the age, sex, or smoking habits of the Insured or any person insured by rider has been misstated, we will adjust the death benefit under this policy and any riders, and cash value under this policy.

The death benefit will be adjusted in proportion to the correct and incorrect cost of insurance rates. The adjustment to the cash value will be the difference between two amounts accumulated at 4 1/2% interest annually. The two amounts are:

(1) the cost of insurance deductions that have been made, and

(2) the cost of insurance deductions that should have been made.

1.7 SUICIDE

If the Insured commits suicide while sane or insane, within two years from the policy date, we will limit the proceeds. The limited amount will equal all premiums paid for this policy, less outstanding policy debt and partial withdrawals.

1.8 WHEN THIS POLICY TERMINATES

This policy will not be put in effect if the minimum first year premium is not paid on or before the date the policy is delivered.

All coverage under this policy will terminate when: (a) you request the coverage be terminated and you return this policy; (b) the Insured dies; (c) this policy matures; (d) the grace period ends without sufficient premium being paid; or (e) the grace period ends without excess policy debt being repaid.

1.9 ANNUAL REPORT

Within 30 days after each policy anniversary, we will mail you an annual report that shows the progress of the policy. This report will show the death benefit payable under the policy, the cash value, the cash surrender value, and policy debt as of the policy anniversary. The report will also show premiums paid and charges made during the policy year.


                    SECTION 2. THE OWNER AND THE BENEFICIARY

2.1 THE OWNER

While the Insured is living you have all the benefits, rights and privileges under this policy. These include naming a successor-owner, changing the beneficiary, assigning this policy, enjoying all policy benefits and exercising all policy options.

The policy names you or someone else as the Insured. If you are not the Insured, you should name a successor-owner who will become the owner if you die before the Insured. If you die before the Insured and there is no successor-owner, ownership will pass to your estate.

2.2 THE BENEFICIARY

You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application.

Unless a payment plan is chosen, the proceeds payable at the Insured's death will be paid in a lump sum to the primary beneficiary. If the primary beneficiary dies before the Insured, the proceeds will be paid to the contingent beneficiary. If no beneficiary survives the Insured, the proceeds will be paid to your estate.

2.3 CHANGING THE BENEFICIARY

You may change the beneficiary during the Insured's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a completed Change of Beneficiary form and any other forms required by the Home Office. The change will take effect as of the date we record it at the Home Office, even if the Insured dies before we do so. Each change will be subject to any payment we made or any other action we took before the change is recorded.

2.4 ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in the Home Office. We are not responsible for the validity of any assignment.

An assignment is subject to any policy debt. Policy debt is discussed in Section 9.


                           SECTION 3. PREMIUM PAYMENTS

3.1 MINIMUM FIRST YEAR PREMIUM

The minimum first year premium for the policy is the minimum amount of premium necessary to be paid on or before the date the policy is delivered. The minimum first year premium for the policy is shown in the schedule pages. Payment of the minimum first year premium will not necessarily keep the policy in force.

3.2 PLANNED PERIODIC PREMIUMS

After the minimum first year premium has been paid, and while the policy is in force, planned periodic premiums of $1,200 or more on an annualized basis may be made at any time. The amounts and frequency of the planned periodic premiums selected by you when the policy was issued are shown in the schedule pages. You can change the frequency of payments or the amount of a premium by sending a written request to the Home Office. Premiums may not be paid after the maturity date.

3.3 REMINDER NOTICES

We will send reminder notices for planned periodic premiums based on the amount and mode of such premiums stated in the schedule pages. You may request a change in the mode or the amount of these premiums by sending us a written request.

3.4 UNSCHEDULED PREMIUMS

Any premium we receive under this policy in an amount different from the planned periodic premiums will be considered an unscheduled premium. Unscheduled premiums of $1,000 or more can be made at any time while the policy is in force.

3.5 PREMIUM LIMITS

We reserve the right to limit the number and amount of premium payments. We will
not  accept  that  portion  of  a  premium   payment   which   affects  the  tax
qualifications of this policy. This excess amount will be returned to you.

3.6 WHERE TO PAY PREMUIMS

Each premium after the first one is payable at our Home Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

3.7 NET PREMIUM

In the first policy year, the net premium is equal to the premiums paid. After the first policy year, the net premium is equal to the premium paid minus a 2 1/2 percent charge. Refer to the "Schedule of Charges from Premium Payments" in the schedule pages.

3.8 ALLOCATION OF NET PREMIUMS

On the issue date, net premiums then received will have been allocated to the Money Market Subaccount. Net premiums will be allocated to the Subaccounts which you have selected as of the later of: a) 45 days from the date of your application, or b)13 days from the date the policy is delivered. Any premium received after the later of these two dates will be allocated in accordance with your instructions. You may change the allocation of later premiums without charge. The allocation will apply to future premiums after we receive the change. The Account and Subaccounts are discussed in Section 4.


                           SECTION 4. SEPARATE ACCOUNT

4.1 THE ACCOUNT

The word Account, where we use it in this policy without qualification, means the Ameritas Variable Life Insurance Company Separate Account V. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Nebraska. We own the assets of the Account and keep them separate from the assets of our general account.

The assets of the Account will be available to cover the liabilities of our general account only to the extent that the assets of the Account exceed the liabilities of the Account arising under the variable life policies supported by the Account.

4.2 THE SUBACCOUNTS

The Account has several Subaccounts. We list them in the schedule pages. You determine, using percentages, how the net premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. But any allocation you make must be at least 10%; you may not choose a fractional percent. The allocations must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated in the policy schedule pages. (See "The Funds" below.) Income and realized and unrealized gains or losses from the assets of each Subaccount of the Account are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts of the Account, our general account or any other separate accounts.

4.3 VALUATION OF ASSETS

We will determine the value of the assets of each Subaccount at the end of each valuation date.

4.4 TRANSFER AMONG SUBACCOUNTS

You may transfer amounts among Subaccounts as often as you wish in a policy year. The transfer will take effect on the later of the date designated in the request or on the valuation date following receipt of the written request at our Home Office.

Each transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The first 9 transfers per policy year will be allowed free of charge. Thereafter, a $10.00 transfer charge will be deducted from the amount transferred. The minimum amount which can remain in a Subaccount as a result of a transfer is $100.00. Any amount below this minimum must be included in the amount transferred.

4.5 THE FUNDS

The word Funds, where we use it in this policy without qualification, means the funding vehicles designated in the policy schedule pages. The Funds bear their own expenses. The Funds have several portfolios; there is a portfolio that corresponds to each of the Subaccounts of the Account. We list these portfolios in the schedule pages.

4.6 PORTFOLIO CHANGES

A portfolio of the Funds might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Funds, or to invest in another fund. But we would first notify the SEC and, where required, seek approval from the insurance department of the state where this policy is delivered. You will be notified of any material change in the investment policy of any portfolio in which you have an interest.

                    SECTION 5. CASH VALUE, MONTHLY DEDUCTIONS

5.1 HOW CASH VALUE IS DETERMINED

The cash value of the policy on the issue date is:

     a.  The net premiums received by us on or before the issue date; minus

     b.  Any monthly deduction due on or before the issue date.

The cash value of this policy on a valuation date is equal to the total of the values in each Subaccount, plus the cash value impaired by policy debt which is held in the general account.

To compute the cash value held in the Subaccounts, we multiply each Subaccount's unit value (defined in Section 5.2 below) by the number of Subaccount units allocated to the policy.

The number of Subaccount units will increase when:

     a.  Net premiums are credited to that Subaccount;

     b.  Transfers from other Subaccounts are credited to that Subaccount; or

     c. Policy debt (principal or interest) is repaid, or interest is credited from the amount held in the general account to secure the policy debt.

The number of Subaccount units will decrease when:

     a.  A policy loan is taken from the Subaccount;

     b.  A partial withdrawal and its charge is taken from that Subaccount;

     c.  A portion of the monthly deduction is taken from that Subaccount;

     d. A transfer, and its charge, if any, is made from that Subaccount to other Subaccounts; or

     e.  Policy loan interest is capitalized and taken from that Subaccount.

5.2 SUBACCOUNT UNIT VALUE

The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value of each Subaccount shall be calculated as follows:

     a. The per share net value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

     b. A daily charge not exceeding an annual rate of 1.20% for mortality and expense risk and the cost of administering the policy; divided by

     c. The total number of units held in the Subaccount on the valuation date, before the purchase or redemption of any units on that date.

5.3 CASH SURRENDER CHARGE

The cash surrender charge is a percentage of premiums paid in the first policy year. This charge is shown in the "Schedule of Maximum Cash Surrender Charges."

5.4 MONTHLY DEDUCTION

The monthly deduction is a charge made each policy month against the cash value allocated to the Account. It will be deducted from the Subaccounts on a prorata basis. The monthly deduction is equal to:

     a.  The cost of insurance for the current policy month; plus

     b.  One-twelfth of any flat extra rating charge.

Refer to the "Schedule of Charges in the Monthly Deduction from Cash Value" in the schedule pages for further details.

5.5 COST OF INSURANCE

The cost of insurance is calculated on each monthly activity date and is the cost for this policy. The cost for this policy is equal to:

     a.  The death benefit; less

     b.  The cash value on the monthly activity date; the result times

     c. The monthly cost per $1,000 of insurance as described below in the Cost of Insurance Rate section; divided by

     d.  1,000.

5.6 COST OF INSURANCE RATE

The annual cost of insurance rate is based on the Insured's sex, attained age, policy duration and risk class. The rate will vary if the Insured is a smoker or non-smoker or is rated with a tabular extra rating. The monthly cost of insurance rate is 1/12th of the annual cost of insurance rate.

The cost of insurance rate for the initial specified amount will not exceed that shown in the "Schedule of Guaranteed Annual Cost of Insurance Rates".

If a policy is rated at issue with a tabular extra rating, the guaranteed rate is a multiple of the guaranteed rate for a standard issue. This multiple factor is shown in the "Schedule of Benefits".

Any change in the cost of insurance rates will apply to all persons of the same age, sex and risk class and whose policies have been in effect for the same length of time.

The actual cost of insurance charges made during the policy year will be shown in the annual report.

                    SECTION 6. GRACE PERIOD AND REINSTATEMENT

6.1 GRACE PERIOD

If the cash surrender value on a monthly activity date is not sufficient to cover the monthly deduction, a grace period of 61 days will be allowed for the payment of a premium sufficient to cover the monthly deduction. The monthly deduction is described in Section 5.4. This grace period will begin on the day we mail a notice of the necessary premium. We will mail a notice to you and any assignee of record in our Home Office.

If the Insured dies during the grace period, the overdue charges will be deducted from the death proceeds. If sufficient premium is not paid by the end of the grace period, the policy will terminate without value.

6.2 CONTINUATION OF INSURANCE

Insurance coverage under this policy will be continued through the grace period.

6.3 REINSTATING THE POLICY

During the Insured's life, this policy can be considered for reinstatement if it terminated because a grace period ended without sufficient premium being paid. Any reinstatement must be done within two years from the end of the grace period.

To apply for reinstatement, you must send evidence satisfactory to us that the Insured is insurable. The effective date of the reinstatement will be the first monthly activity date on or next following the date the application for reinstatement is approved. You will also have to pay the greater of a premium of $1,000 or a premium equal to the premium charges and monthly deductions for the next three policy months. We will accept a premium larger than this amount.

This policy cannot be reinstated if it has been surrendered for its cash surrender value, nor can it be reinstated after the maturity date. Any policy debt will be reinstated.


                            SECTION 7. DEATH BENEFIT


7.1 DEATH BENEFIT PROCEEDS

The death benefit proceeds payable to the beneficiary upon our receipt of due proof of the death of the Insured while this policy is in force will equal:

     a.  The death benefit; minus
     b.  Any outstanding policy debt; minus
     c.  Any monthly deduction that may apply
         to that period, including the deduction
         for the month of death.

7.2 INTEREST ON PROCEEDS

Death benefit proceeds that are paid in one lump sum will include interest from the date of death to the date of payment.

7.3 DEATH BENEFIT

Subject to the provisions of this policy, the death benefit at any time prior to the maturity date shall be either Option A or Option B.

Option A:  Basic Coverage


The death benefit will be the greater of:

     a.  The current specified amount; or

     b. A percentage of the cash value, where the applicable percentage is determined from the following table:

        INSURED'S       APPLICABLE         INSURED'S        APPLICABLE
           AGE*         PERCENTAGE            AGE*          PERCENTAGE
      ------------    --------------     ------------      ------------
       40 or less          250%               61               128%
          41               243                62               126
          42               236                63               124
          43               229                64               122
          44               222                65               120
          45               215                66               119
          46               209                67               118
          47               203                68               117
          48               197                69               116
          49               191                70               115
          50               185                71               113
          51               178                72               111
          52               171                73               109
          53               164                74               107
          54               157               75-90             105
          55               150                91               104
          56               146                92               103
          57               142                93               102
          58               138                94               101
          59               134                95               100
          60               130

*Insured's Age means the attained age at the beginning of the policy year.

Option B:  Basic Coverage Plus Cash Value

The death benefit will be the greater of:

     a.  The current specified amount plus the
         cash value on the date of death; or

     b. A percentage of the cash value, where the applicable percentage is determined from the table shown above.

The initial death benefit option is shown in the schedule pages. It may be changed as described in Section 10.1.

7.4 POSTPONEMENT OF PAYMENT

We will usually pay any life insurance proceeds within seven (7) days after we receive due proof of death.

Due proof of death shall include:

1)   A certified copy of the death certificate;

2)   A Claimant Statement;

3)   This policy; and

4) Any other information which we may reasonably require to establish the validity of the policy.


               SECTION 8. POLICY SURRENDER AND PARTIAL WITHDRAWALS


8.1 SURRENDER OF THE POLICY

The policy may be surrendered before the maturity date at any time during the Insured's life for its cash surrender value by sending a written request to our Home Office.

8.2 CASH SURRENDER VALUE

The amount payable upon surrender is the cash value on the valuation date on or next following the date we receive your written request, less any outstanding policy debt, less the cash surrender charge, less accrued expense charges. The cash surrender value is payable in one lump sum or under one of the payment options. See Section 11.

8.3 PARTIAL WITHDRAWAL

A partial withdrawal of this policy may be made after the second policy year subject to the following rules:

1. In policy years 3 through 7, the withdrawal may not exceed 10% of the minimum first year premium.

2.   The cash surrender value after partial withdrawal is at least $1,000.

3.   A partial withdrawal is irrevocable.

4.   Only one partial withdrawal per policy year is allowed.

5. A withdrawal charge will be deducted from the amount withdrawn. The charge will not exceed $50 or 2% of the amount withdrawn.

Partial withdrawals will affect other policy values. The cash value will be reduced by the amount of the partial withdrawal. If Death Benefit Option A is in effect on the date of a partial withdrawal, the specified amount will also be reduced by the amount of the partial withdrawal. These reductions will also reduce the death benefits. See Section 7.

You may tell us how to allocate the partial withdrawal among the Subaccounts of the Account, provided that the minimum amount remaining in a Subaccount as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount, the partial withdrawal will be allocated among the Subaccounts in the same proportion that the policy's cash value in each Subaccount bears to the total cash value in all Subaccounts on the date we receive the request in our Home Office.

8.4 POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable as a result of surrender, partial withdrawals, or policy loans within seven (7) days after we receive written request in our Home Office in a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts if:

     a.  The New York Stock Exchange is closed
         other than customary weekend and holiday closings or trading on the New York
         Stock Exchange is restricted as determined by the SEC; or

     b. The SEC by order permits the postponement for the protection of policyowners; or

     c. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonable, practicable, or it is not reasonable or practicable to determine the value of the net assets of the Account.

                            SECTION 9. LOAN BENEFITS

This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called policy debt. Any outstanding policy debt will be deducted from proceeds payable at the Insured's death, on maturity, or on surrender.

9.1 MAKING A POLICY LOAN

You may obtain a policy loan from us. This policy is the only security required. The maximum loan amount is 85% of the cash value less any cash surrender charge and accrued expenses on the date of the loan. The available loan amount at any time is the maximum loan amount less any outstanding policy debt. The minimum loan that may be requested is $1,000.

9.2 INTEREST

The interest rate on any loan will not exceed 8% per year. It accrues daily and becomes a part of the policy debt. Interest payments are due on each anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate payable on the loan.

9.3 OTHER BORROWING RULES

When a policy loan is made, or when interest is not paid when due, an amount of cash value sufficient to secure the policy debt is transferred out of the Account and into our general account. You may tell us how to allocate that cash value among the Subaccounts provided that the amount remaining in a Subaccount as a result of the allocation is $100. If you do not, the cash value will be allocated among the Subaccounts in the same proportion that the policy's cash value in each Subaccount bears to the total cash value in all Subaccounts on the date we make the loan.

Cash value in the general account will be credited with no less than 4 1/2% interest annually. The interest earned will be allocated to the Subaccounts in the same manner as net premiums.

If the policy debt exceeds the cash value less any cash surrender charge and accrued expenses, you must pay the excess. We will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, the policy will terminate without value. We will send the notice to you and to any assignee of record at our Home Office.

Any loan transaction will permanently affect the values of this policy.

9.4 REPAYING A POLICY DEBT

You can repay policy debt in part or in full anytime during the Insured's life prior to the maturity date while this policy is in force. A $1,000 minimum payment is required. When a loan repayment is made, cash value in the general account related to that payment will be transferred into the Subaccounts in the same proportion that net premiums are being allocated.



                SECTION 10. POLICY CHANGES AND EXCHANGE OF POLICY

10.1 CHANGE IN DEATH BENEFIT OPTIONS

You may change the death benefit option which is shown in the schedule pages and is referred to in Section 7. The change will become effective on the first monthly activity date on or next following the date we receive your written request.

No change in the death benefit option will be allowed if the resulting amount of insurance would be less than the minimum as defined by company practice. The death benefit may not be changed in the first policy year and may only be changed once a year thereafter.

A change from Option A to Option B will require satisfactory evidence of insurability. If you change from Option A to Option B, the death benefit after the change will equal:

     a.  The specified amount prior to the change;
         plus

     b.  The cash value on the date of the change.

If you change from Option B to Option A, the death benefit after the change will equal:

     a.  The death benefit prior to the change;
         minus

     b.  The cash value on the date of the change.

10.2 CHANGE IN THE SPECIFIED AMOUNT

After the policy has been in effect for two years, you can decrease the specified amount. To make a change, send a written request to our Home Office. Any change will be effective on the monthly activity date on or next following the date we approve the request, unless you specify a later date. You may only change the specified amount once a year. We may limit the size of a change in a policy year. Finally, the specified amount in effect after any decrease may not be less than the minimum as defined by company practice.

10.3 TIME PERIOD FOR EXCHANGE

You may exchange this policy while it is in force for a new policy on the life of the Insured, without new evidence of insurability, at any time within 24 months of the policy date shown in the schedule pages. The new policy will be issued on the following basis:

1. The policy date, issue age and risk class of the Insured will be the same as for this policy.

2. It will be a non-variable life insurance policy issued by Ameritas Variable Life Insurance Company or Ameritas Life Insurance Corp. on the exchange date.

3. The policy provisions and applicable charges for the new policy will be the same as those which would have applied had the policy been issued originally.

4.   Any outstanding policy debt must be repaid.

5.   It will be subject to:

         -any assignments;

         -any partial withdrawals;

         -any cash value adjustment required;
          and

         -any cost or credit of exchange.

To make the change, you must send this policy, a completed application for exchange, and any required payment to our Home Office.

10.4 EFFECTIVE DATE

The change will be effective on the valuation date when all financial and contractual arrangements for the new policy have been completed.


                           SECTION 11. PAYMENT OPTIONS

Life insurance proceeds, cash surrender value, or benefits at maturity will be paid in one lump sum if no option is chosen. Subject to the rules stated below, any part of the proceeds can be left with us or one of our affiliates and paid under a payment option.

Any amount left with us will be transferred to our general account. During the Insured's life, you can choose a payment option. A beneficiary can choose a payment option if you have not chosen one at the Insured's death.

11.1 PAYMENT OPTION RULES

There are several important payment option rules:

1. An association, corporation, partnership or fiduciary can only receive a lump sum payment or a payment under Option b.

2. If this policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

3. If the payments under any option come to less than $25 each, we have the right to make payments at less frequent intervals.

4. The rate of interest payable under Options a(i), a(ii), and b is guaranteed at 3% compounded annually. Payments under Option c and d are based on the 1971 Annuity Table projected 25 years at 3% interest.

To choose an option, you must send a written request satisfactory to us to our Home Office.

11.2 DESCRIPTION OF OPTIONS

Option ai

Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

Option aii

Fixed Amount Payable Option. Each payment will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

Option b

Fixed Period Payment Option. Equal payments will be made for any period selected, up to 20 years.

Option c

Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. Variations provide for the lifetime of that person. Variations provide for guaranteed payments for a period of time.

Option d

Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, the same payment will continue for the lifetime of the other.


                      SECTION 12. NOTES ON OUR COMPUTATIONS


12.1 BASIS OF COMPUTATION

We use mortality rates from the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker, Male and Female Mortality Tables in computing minimum values and reserves for this policy. The male values from these Tables are used where the Insured is a male. The female values from these Tables are used where the Insured is a female. The non-smoker values from these Tables are used when the Insured is a non-smoker. The smoker values from these Tables are used where the Insured is a smoker.

12.2 METHODS OF COMPUTING VALUES

We have filed a detailed statement of the method we use to compute policy values and benefits with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this policy is delivered. In no instance will reserves be less than the cash values.

Flexible Premium Variable Life Insurance Policy. Cash value, if any, less any outstanding policy debt, payable at maturity. Death benefit proceeds payable at death of Insured prior to maturity date. Flexible premiums payble during life-time of Insured until maturity date (age 95). Some benefits reflect investment results. Non-participating.